Exhibit 99.1

CUSIP Number: 121577 AB 6

TRANSMITTAL LETTER

With respect to the Exchange Offer Regarding the 14 1/2% Senior Discount Notes

due 2014 issued by Burlington Coat Factory Investments Holdings, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON , 2006

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated                     , 2006 (the “Prospectus”) of Burlington Coat Factory Investments Holdings, Inc., a Delaware corporation ( the “Issuer”) with respect to the exchange offer of the Issuer set forth therein (the “Exchange Offer”). I agree to be bound by the terms and conditions set forth in the Prospectus. I understand that the exchange offer must be accepted on or prior to 5:00 PM, New York City Time, on                     , 2006.

This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the 14 1/2% Senior Discount Notes due 2014 (the “Existing Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Existing Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

$             of the 14 1/2% Senior Discount Notes due 2014

With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

☐	TO TENDER the following Existing Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF EXISTING NOTES TO BE TENDERED, IF ANY):
$

☐	NOT TO TENDER any Existing Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Existing Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuer that:

1. The undersigned is acquiring the Issuer’s 14 1/2% Senior Discount Notes due 2014, for which the Existing Notes will be exchanged (the “New Notes”), in the ordinary course of business;

2. The undersigned does not have an arrangement or understanding with any person to participate in the distribution of New Notes;

3. The undersigned is not an “affiliate” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”); and

4. The undersigned is not a broker-dealer and does not engage in, and does not intend to engage in, a distribution of the Existing Notes or the New Notes.

If the undersigned is a broker-dealer, and acquired the Existing Notes as a result of market making activities or other trading activities, the undersigned represents that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended in connection with any resale of New Notes received in respect of such Existing Notes pursuant to the Exchange Offer.

The undersigned also authorizes you to:

(1) confirm that the undersigned has made such representations; and

(2) take such other action as necessary under the Prospectus to effect the valid tender of such Existing Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offer.”

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone number:

Taxpayer Identification or Social Security Number:

Date: